Exhibit 99.1

INmune Bio Announces Upcoming Webinar to Present New Clinical Data on CORDStrom™ for RDEB

Clinical investigators from the trial to share real-world experience treating RDEB patients with CORDStrom and present new data from the MissionEB clinical study

Boca Raton, FL, Feb. 19, 2026 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) (“INmune” or the “Company”), a late-stage biotechnology company focused on inflammation and immunology, will host a webinar on CORDStrom for the treatment of recessive dystrophic epidermolysis bullosa (RDEB) on February 26, 2026 at 1:00 p.m. ET.

The session will focus on the latest results from the MissionEB Phase III clinical trial, specifically highlighting the systemic disease-modifying capabilities of CORDStrom™ in patients with RDEB

Webinar Focus: Beyond Topical Care

Unlike current standard-of-care options that are limited to topical wound treatments, CORDStrom™ is being developed as a systemic, disease-modifying therapy.  The upcoming webinar will spotlight new data demonstrating CORDStrom’s impact on key clinical benchmarks in RDEB:

●	EBDASI Skin Score Improvements: Detailed analysis of changes in the EBDASI (EB Disease Activity and Scarring Index) of CORDStrom™ versus placebo.

●	Nutritional & Weight Gain Data: Evidence of weight gain in pediatric patients, addressing the critical, “failure to thrive,” often seen in RDEB due to systemic inflammation and gastrointestinal complications.

●	Clinically Relevant Symptom Reductions: Clinical observations related to the reduction in pain and itch, which are primary drivers of patient morbidity.

●	Enhanced Quality of Life: New data and feedback from the principal investigators regarding significant improvements in daily functional measures for patients.

Featured Clinical & Scientific Experts

The webinar will feature firsthand clinical observations from the investigators who initiated and ran the MissionEB study in the United Kingdom to include insights into the systemic nature of the disease and the scientific rationale behind the use of CORDStrom:

●	Dr. Anna Martinez, MBBS, MRCP, FRCPCH - Principal investigator of the Mission EB Clinical trial. Dr. Martinez is the United Kingdom’s leading specialist in pediatric RDEB and is internationally recognized for her expertise in rare and complex skin disorders.

●	Prof. Mark Lowdell, PhD, FRCPath FRSB - Chief Scientific Officer and Co-Founder of INmune Bio. Prof. Lowdell is also Professor of Cell and Tissue Therapy at University College London, where he has led a translational immunotherapy group since 1994.

Registration Details

To register, click here or copy and paste the link below:

https://events.teams.microsoft.com/event/1b0d5c6b-354c-42a0-aa2f-5e4caf91d689@62709ef1-3de5-474b-be74-625402fa32a9

About CORDStrom™

CORDStrom™ is a patent-pending cell medicine comprising aseptic, allogeneic, pooled human umbilical cord-derived mesenchymal stromal cells (hucMSCs) in suspension for injection or infusion. The CORDStrom™ platform leverages, among other things, proprietary screening, pooling and expansion techniques to create off-the-shelf, allogeneic, pooled hucMSCs as medicines to treat complex inflammatory and autoimmune diseases. CORDStrom™ products are designed to provide high-quality, off-the-shelf, batch-to-batch consistent, scalable, cGMP manufactured, potent cellular medicines that can be produced affordably and with repeatable specification. Pooling allows tuning of different CORDStrom products with different effector functionsdependent upon selected donor characteristics. While the first generation CORDStrom™ product is agnostic to disease indication, the platform enables creation of indication-specific products, which can be tuned for optimization of anti-inflammatory, immunomodulatory, wound healing, and other characteristics.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: (1) CORDStrom™, a proprietary pooled, allogeneic, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa; (2) XPro™, a Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform designed to selectively neutralize soluble TNF, a key driver of inflammation and innate immune dysfunction; and (3) INKmune®, a cell-based medicine designed to prime a patient’s natural killer cells to eliminate minimal residual disease in patients with cancer.  To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including trial results, timing of key milestones, future plans or expectations, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDstrom™, XPro1595™ (XPro™, pegipanermin), and INKmune®™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA), the UK MHRA or any regulatory body and there cannot be any assurance that they will be approved by the FDA, the UK MHRA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contacts:

David Moss
Chief Executive Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com